Exhibit 99.1

NEWS RELEASE

Visteon Announces Third-Quarter 2013 Results

•	Improved year-over-year financial performance

•	Sales of $1.73 billion, up $109 million

•	Net income attributable to Visteon of $43 million, up $28 million

•	Adjusted EBITDA of $160 million, up $26 million, driven by strong performance in climate and electronics

•	Cash from operations up $16 million year-to-date; cash balances of $862 million

•	Launched $125 million accelerated stock buyback program as part of $1 billion stock buyback announced in August

•	Represents second accelerated stock buyback program this year

•	First $125 million accelerated stock buyback program completed in April

•	Year-to-date share repurchase programs have reduced outstanding shares by 3.6 million or 6.9 percent of outstanding shares

•	Announced sale of Yanfeng Visteon joint ventures to partner HASCO and acquisition of majority control of Yanfeng Visteon’s automotive electronics business — total transaction value of $1.5 billion

•	Transaction closing on track for late Q4 2013 or early Q1 2014

•	Increased full-year guidance for adjusted EBITDA, adjusted free cash flow and adjusted earnings per share

VAN BUREN TOWNSHIP, Mich., Nov. 7, 2013 — Visteon Corporation (NYSE: VC) today announced third-quarter 2013 results, reporting year-over-year increases in sales and net income.

Visteon reported third-quarter sales of $1.73 billion, an increase of $109 million compared with the same quarter a year earlier. Net income attributable to Visteon of $43 million ($0.85 per diluted share) increased $28 million ($0.57 per diluted share) compared with $15 million ($0.28 per diluted share) in the third quarter of 2012. Third-quarter adjusted EBITDA, a non-GAAP financial measure as defined below, was $160 million, increasing from $134 million in the same period last year.

“We sustained strong performance in the third quarter and continue to benefit from the momentum of our value-creating strategic plan,” said Tim Leuliette, president and CEO. “Fueled by strong technology, we achieved year-over-year improvement in our core climate and electronics businesses. We continue to effectively manage fixed costs, including focusing engineering expenses on technology areas that will drive growth in those businesses. I am pleased that our share repurchase program continues to return value to shareholders.”

Year-to-date cash from operating activities was $179 million, an increase of $16 million compared with 2012. Cash from operating activities in the third quarter totaled $21 million, decreasing $135 million compared with the same period in 2012, driven by the timing of dividends and working capital. Adjusted free cash flow, a non-GAAP financial measure as defined below, was $96 million year-to-date and a use of $1 million for the third quarter of 2013.

Other Developments

As part of Visteon’s authorized share repurchase program, the company in August 2013 entered into a $125 million accelerated stock buyback program, which is expected to be completed by the end of 2013. A total of $875 million remains authorized and available for repurchase through Dec. 31, 2015.

On Aug. 12, 2013, Visteon entered into an agreement with Huaya Automotive Systems Company Limited (HASCO), Yanfeng Visteon Automotive Trim Systems Co., Ltd. (YFV), and Yanfeng Visteon Automotive Electronics Co., Ltd. (YFVE) to sell its 50 percent ownership interest in YFV for cash proceeds of $928 million, and to sell its ownership interests in other interiors joint ventures to Yanfeng for additional cash proceeds aggregating $96 million. In addition, Visteon agreed to an additional investment of $58 million into YFVE in exchange for additional equity resulting in a 51 percent controlling equity interest in YFVE. Visteon is also entitled to distributions of approximately $200 million associated with Yanfeng and affiliate earnings. In total, Visteon expects to receive approximately $1.2 billion in cash payments related to these transactions. The transactions are subject to customary government and regulatory approvals; they are expected to be completed in multiple stages, with the initial closing in late 2013 or early 2014 representing approximately 90 percent of the economic interests, and with remaining elements to be substantially completed by June 2015.

Third Quarter in Review

Hyundai-Kia accounted for approximately 34 percent of Visteon’s third-quarter sales, with Ford Motor Company accounting for 28 percent, Renault-Nissan 7 percent and PSA Peugeot-Citroën 4 percent. On a regional basis, Asia accounted for 45 percent of sales, Europe represented 30 percent, North America 20 percent and South America 5 percent.

Gross margin for the third quarter of 2013 was $143 million, compared with $129 million a year earlier. Gross margin increased $14 million year-over-year, reflecting higher sales volume and new business impacts. Selling, general and administrative (SG&A) expenses were $87 million, or 5.0 percent of sales, for the third quarter of 2013 compared to $89 million, or 5.5 percent of sales, a year earlier.

During the third quarter of 2013, Visteon recognized $48 million of equity in the net income of non-consolidated affiliates, including $45 million from Visteon’s 50 percent-owned affiliate, YFV, and related affiliated interests. Visteon recognized $38 million of equity in the net income of non-consolidated affiliates in the third quarter of 2012.

For the third quarter of 2013, the company reported net income attributable to Visteon of $43 million, or $0.85 per diluted share. Adjusted EBITDA for the third quarter of 2013 was $160 million, compared with $134 million for the same period a year earlier, primarily reflecting favorable volume, new business and higher equity income.

Third Quarter Results by Segment

Climate sales totaled $1.131 billion during the third quarter of 2013, an increase of $107 million compared with the same quarter last year. Higher production volumes and new business increased sales year-over-year, with the largest increases in Asia Pacific and Europe.

Electronics sales were $340 million during the third quarter of 2013, an increase of $36 million compared with the same period in 2012. Higher production volumes increased sales year-over-year in all regions, with the largest increases in North America and Europe.

Interiors sales were $293 million during the third quarter of 2013, a decrease of $14 million, compared with the third quarter of 2012. The sales decrease was primarily in Europe and South America in connection with weakened economic conditions.

Cash and Debt Balances

As of Sept. 30, 2013, Visteon had global cash balances totaling $862 million, including restricted cash of $25 million. Total debt as of Sept. 30, 2013, was $807 million.

For the third quarter of 2013, Visteon generated $21 million of cash from operations, compared with $156 million in the same period a year earlier. The $135 million decrease was primarily driven by the timing of dividends and working capital. Capital expenditures in the quarter were $50 million, up from $44 million in the third quarter of 2012. Adjusted free cash flow was a use of $1 million in the quarter, compared with proceeds of $120 million in the third quarter of 2012.

Full-Year 2013 Outlook

Visteon increased its full-year 2013 guidance for adjusted EBITDA, adjusted free cash flow and adjusted earnings per share. The company projects 2013 sales of $7.4 billion, adjusted EBITDA in the range of $680 million to $700 million, adjusted free cash flow in the range of $145 million to $185 million, and adjusted earnings per share in the range of $5.00 to $6.26.

About Visteon

Visteon is a leading global automotive supplier delivering value for vehicle manufacturers and shareholders through a family of businesses including:

•	Halla Visteon Climate Control Corp., majority-owned by Visteon and the world’s second-largest global supplier of automotive climate components and systems.

•	Visteon Electronics, a leading supplier of audio and infotainment, driver information, center stack electronics and feature control modules.

•	Visteon Interiors, a global provider of vehicle cockpit modules, instrument panels, consoles and door trim modules.

•	Yanfeng Visteon Automotive Trim Systems Co., Ltd., a successful non-consolidated China-based partnership between Visteon and Shanghai Automotive Industry Corporation’s automotive components group, Huayu Automotive Systems.

Through this family of enterprises, Visteon designs, engineers and manufactures innovative components and systems for virtually every vehicle manufacturer worldwide, and these businesses generated $13.8 billion in sales in 2012, including non-consolidated operations. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; Visteon has facilities in 29 countries and employs through its various businesses, including non-consolidated operations, approximately 55,000 people. Learn more at www.visteon.com.

Conference Call and Presentation

Today, Thursday, Nov. 7 at 8 a.m. EDT, the company will host a conference call for the investment community to discuss the quarter’s results and other related items. The conference call is available to the general public via a live audio webcast. The dial-in numbers to participate in the call are:

U.S./Canada: 855-855-4109

Outside U.S./Canada: 706-643-3752

(Call approximately 10 minutes before the start of the conference.)

The conference call and live audio webcast, along with the financial results release, presentation material and other supplemental information, will be accessible through Visteon’s website at www.visteon.com.

A replay of the conference call will be available through the company’s website or by dialing 855-859-2056 (toll-free from the U.S. and Canada) or 404-537-3406 (international). The conference ID for the phone replay is 85240532. The phone replay will be available for one week following the conference call.

Forward-looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (1) conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, (ii) the financial condition of our customers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers, including work stoppages, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest; (2) our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms; (3) our ability to satisfy pension and other post-employment benefit obligations; (4) our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis; (5) our ability to execute on our transformational plans and cost-reduction initiatives in the amounts and on the timing contemplated; (6) general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; (7) the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; (8) increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and (9) those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2012).

Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The financial results presented herein are preliminary and unaudited; final financial results will be included in the company’s Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2013. New business wins and rewins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle production levels, customer price reductions and currency exchange rates.

Use of Non-GAAP Financial Information

This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for full-year 2013 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.

Contact:

Media:

Jim Fisher

734-710-5557

jfishe89@visteon.com

Investors:

Bob Krakowiak

734-710-5793

bkrakowi@visteon.com

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
Sales	$1,733	$1,624	$5,481	$5,034
Cost of sales	1,590	1,495	4,999	4,643

Gross margin	143	129	482	391
Selling, general and administrative expenses	87	89	264	267
Equity in net income of non-consolidated affiliates	48	38	134	183
Restructuring expense	10	2	33	44
Interest expense, net	9	13	28	28
Other expense (income), net	5	(9)	20	23

Income before income taxes	80	72	271	212
Provision for income taxes	20	33	41	102

Net income from continuing operations	60	39	230	110
Loss from discontinued operations, net of tax	—	(5)	—	(3)

Net income	60	34	230	107
Net income attributable to non-controlling interests	17	19	53	46

Net income attributable to Visteon Corporation	$43	$15	$177	$61

Per share data:
Basic earnings (loss) per share
Continuing operations	$0.87	$0.37	$3.51	$1.21
Discontinued operations	—	(0.09)	—	(0.06)

Basic earnings per share attributable to Visteon Corporation	$0.87	$0.28	$3.51	$1.15

Diluted earnings (loss) per share
Continuing operations	$0.85	$0.37	$3.44	$1.20
Discontinued operations	—	(0.09)	—	(0.06)

Diluted earnings per share attributable to Visteon Corporation	$0.85	$0.28	$3.44	$1.14

Average shares outstanding (in millions)
Basic	49.4	53.3	50.4	53.1
Diluted	50.4	53.8	51.5	53.5
Comprehensive income:
Comprehensive income	$115	$96	$205	$163
Comprehensive income attributable to Visteon Corporation	$82	$63	$161	$103

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	September 30	December 31
	2013	2012
ASSETS
Cash and equivalents	$837	$825
Restricted cash	25	20
Accounts receivable, net	1,139	1,162
Inventories, net	454	385
Other current assets	269	271

Total current assets	2,724	2,663
Property and equipment, net	1,307	1,326
Equity in net assets of non-consolidated affiliates	837	756
Intangible assets, net	300	332
Other non-current assets	136	79

Total assets	$5,304	$5,156

LIABILITIES AND EQUITY
Short-term debt, including current portion of long-term debt	$130	$96
Accounts payable	1,056	1,027
Accrued employee liabilities	193	175
Other current liabilities	254	254

Total current liabilities	1,633	1,552
Long-term debt	677	473
Employee benefits	571	571
Deferred tax liabilities	177	181
Other non-current liabilities	161	238
Stockholders’ equity
Preferred stock	—	—
Common stock	1	1
Stock warrants	6	10
Additional paid-in capital	1,265	1,269
Retained earnings	443	266
Accumulated other comprehensive loss	(106)	(90)
Treasury stock	(296)	(71)

Total Visteon Corporation stockholders’ equity	1,313	1,385
Non-controlling interests	772	756

Total equity	2,085	2,141

Total liabilities and equity	$5,304	$5,156

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
OPERATING
Net income	$60	$34	$230	$107
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	68	64	200	196
Equity in net income of non-consolidated affiliates, net of dividends remitted	(29)	27	(111)	(107)
Stock-based compensation	3	6	14	19
Other non-cash items	3	(7)	(2)	22
Changes in assets and liabilities:
Accounts receivable	109	33	22	(58)
Inventories	(31)	(22)	(74)	(54)
Accounts payable	(150)	(23)	33	41
Accrued income taxes	—	6	(56)	9
Other assets and other liabilities	(12)	38	(77)	(12)

Net cash provided from operating activities	21	156	179	163
INVESTING
Capital expenditures	(50)	(44)	(164)	(146)
Proceeds from business divestitures and asset sales	—	108	39	188
Other	—	—	—	(2)

Net cash (used by) provided from investing activities	(50)	64	(125)	40
FINANCING
Proceeds from issuance of debt, net of issuance costs	—	810	204	812
Short-term debt, net	(1)	(2)	42	2
Principal payments on debt	—	(820)	(5)	(824)
Payments to repurchase common stock	(125)	—	(250)	—
Dividends paid to non-controlling interests	—	(1)	(22)	(23)
Other	4	—	5	—

Net cash used by financing activities	(122)	(13)	(26)	(33)

Effect of exchange rate changes on cash and equivalents	5	13	(16)	8

Net (decrease) increase in cash and equivalents	(146)	220	12	178
Cash and equivalents at beginning of period	983	681	825	723

Cash and equivalents at end of period	$837	$901	$837	$901

VISTEON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited, Dollars in Millions)

Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s continuing operating activities across reporting periods. The Company defines Adjusted EBITDA as net income attributable to Visteon, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of asset impairments, gains or losses on divestitures, discontinued operations, net restructuring expenses and other reimbursable costs, non-cash stock-based compensation expense, certain non-recurring employee charges and benefits, reorganization items, and other non-operating gains and losses. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

	Three Months Ended		Nine Months Ended		Estimated
	September 30		September 30		Full Year
	2013	2012	2013	2012	2013
Adjusted EBITDA	$160	$134	$517	$424	$680 - $700
Interest expense, net	9	13	28	28	40
Provision for income taxes	20	33	41	102	100 - 55
Depreciation and amortization	68	64	200	195	265
Restructuring expense	10	2	33	44	50
Equity in gain of non-consolidated affiliate	—	—	—	(63)	—
Non-cash, stock-based compensation expense	4	6	14	19	18
Other	6	1	24	38	35

Net income attributable to Visteon Corporation	$43	$15	$177	$61	$172 - $237

Adjusted EBITDA is not a recognized term under GAAP and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies, and (iii) the Company’s credit agreements use similar measures for compliance with certain covenants.

Free Cash Flow and Adjusted Free Cash Flow: Free cash flow and adjusted free cash are presented as supplemental measures of the Company’s liquidity that management believes are useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines free cash flow as cash flow provided from operating activities less capital expenditures. The Company defines adjusted free cash flow as cash flow provided from operating activities less capital expenditures, as further adjusted for restructuring payments net of customer recoveries, transformation and reorganization-related payments. Because not all companies use identical calculations, this presentation of free cash flow and adjusted free cash may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Nine Months Ended		Estimated
	September 30		September 30		Full Year
	2013	2012	2013	2012	2013
Cash provided from operating activities	$21	$156	$179	$163	$290 - $330
Capital expenditures	(50)	(44)	(164)	(146)	(250)

Free cash flow	$(29)	$112	$15	$17	$40 - $80
Restructuring payments, net	14	2	40	43	55
Transformation and reorganization-related payments	14	6	41	35	50

Adjusted free cash flow	$(1)	$120	$96	$95	$145 - $185

Free Cash Flow and Adjusted Free Cash Flow are not recognized terms under GAAP and do not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free Cash Flow and Adjusted Free Cash Flow have limitations as analytical tools as they do not reflect cash used to service debt and do not reflect funds available for investment or other discretionary uses. In addition, the Company uses Free Cash Flow and Adjusted Free Cash Flow (i) as factors in incentive compensation decisions and (ii) for planning and forecasting future periods.

VISTEON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited, Dollars in Millions)

Adjusted Net Income and Adjusted Earnings Per Share: Adjusted Net Income and Adjusted Earnings Per Share are presented as supplemental measures that management believes are useful to investors in analyzing the Company’s profitability. The Company defines adjusted net income as net income attributable to Visteon plus net restructuring expenses, reorganization items, discontinued operations and other non-operating gains and losses. The Company defines adjusted earnings per share as adjusted net income divided by diluted shares. Because not all companies use identical calculations, this presentation of adjusted net income and adjusted earnings per share may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Nine Months Ended		Estimated
	September 30		September 30		Full Year
	2013	2012	2013	2012	2013
Diluted earnings per share:
Net income attributable to Visteon	$43	$15	$177	$61	$172 - $237
Average shares outstanding, diluted (in millions)	50.4	53.8	51.5	53.5	51.4

Diluted earnings per share	$0.85	$0.28	$3.44	$1.14	$3.35 - $4.61
Adjusted earnings per share:
Net income attributable to Visteon	$43	$15	$177	$61	$172 - $237
Restructuring expense	10	2	33	44	(50)
Equity in gain of non-consolidated affiliate	—	—	—	(63)	—
Other	6	1	25	44	(35)

Adjusted net income	$59	$18	$235	$86	$257 - $322
Average shares outstanding, diluted (in millions)	50.4	53.8	51.5	53.5	51.4

Adjusted earnings per share	$1.17	$0.33	$4.56	$1.61	$5.00 - $6.26

Adjusted Net Income and Adjusted Earnings Per Share are not recognized terms under GAAP and do not purport to be a substitute for profitability. Adjusted Net Income and Adjusted Earnings Per Share have limitations as analytical tools as they do not consider certain restructuring and transaction-related payments and/or expenses. In addition, the Company uses Adjusted Net Income and Adjusted Earnings Per Share for planning and forecasting future periods.